Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2020 Third Quarter Financial Results
•Sales for the quarter were $106.5 million with bookings of $81.6 million
•Net loss was $(5.3) million
•Adjusted EBITDA* was near breakeven at $(0.1) million
•Cash from operations was $31.5 million year-to-date
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
EAST AURORA, NY, October 30, 2020 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and nine months ended September 26, 2020. Financial results reflect the divestiture of the Test Systems’ semiconductor business on February 13, 2019, and the acquisitions of Freedom Communications Technologies (“Freedom”), acquired in July 2019, and the primary operating subsidiaries of Diagnosys Test Systems Limited (“Diagnosys”), acquired in October 2019 (collectively, the “Acquired Businesses”).
Peter J. Gundermann, the Company’s President and CEO, said, “The third quarter was challenging for our Company, as our core aerospace markets continue to be affected by the COVID-19 pandemic. The indications of airline recovery that were apparent in late summer did not continue into the fall as we had hoped. There are some bright spots, and we think the worst is now behind us. We expect market conditions to steadily improve going forward, beginning in the fourth quarter.”
Third Quarter Summary
Third quarter revenue was $106.5 million, 40% below the comparator period of 2019. The Company incurred a net loss of $5.3 million and adjusted EBITDA of $(0.1) million, or (0.1)% of sales.
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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

The Company continues to review its business prospects with its broad range of customers and partners to assess potential outcomes of demand for its products. The Company’s largest market, Commercial Aerospace, remains weak. General aviation is down also but shows some signs of resilience. Defense and Government markets have remained strong through the pandemic.
The Company benefited in the third quarter from the extensive restructuring efforts taken during the second quarter to address the impacts of the global pandemic. In addition to the restructuring, the Company has significantly reduced operating costs with the goal of staying cash-positive for the year while maintaining positive adjusted EBITDA.
The Company amended its lending facility with its banks in the second quarter, resulting in a temporary suspension of its maximum leverage covenant, replaced by an interest coverage covenant through the second quarter of 2021, and a minimum liquidity covenant through the third quarter of 2021.
Peter J. Gundermann stated, “COVID-19 has certainly thrown us a curve ball and forced us to change our business. Our team has responded well and continues to perform for our customers. The pandemic is ongoing, but if our 2020 revenue declines to $500 million, as we expect, we still should remain cash positive for the year with adjusted EBITDA of approximately 5% to 7% of sales.”
Analysis of Impact on Demand by Markets
The Company has recategorized the three revenue streams it uses to monitor demand and analyze the impact of the pandemic to its business. These are (1) the commercial aircraft market, which includes OEM line fit and airline aftermarket business, (2) the defense and other government markets, and (3) general aviation.
In 2019, about 70% of the Company’s business, or $540 million, was generated in the commercial aircraft market. Approximately two-thirds of this came from new aircraft production primarily at Boeing and Airbus, and the remaining one-third came from aftermarket business with airlines and leasing companies.
Airframe manufacturers have adjusted to current market conditions by reducing planned production rates for new aircraft by 30% to 50%, excluding the 737 MAX, which is still awaiting recertification. Driven by the production rate reductions, the Company is also experiencing a slow-down in orders related to destocking in the supply chain. Astronics is most affected by the 737 MAX program for which it does not anticipate significant deliveries until the second half of 2021.
The aftermarket remains weak with travel restrictions and quarantine rules dampening demand for airline travel. The airlines have adjusted in part by delaying planned fleet upgrades involving the Company’s products, which primarily involve passenger entertainment and connectivity. Though some planning activity is occurring, the Company expects the aftermarket to remain depressed until aircraft utilization and load factors increase, which many expect to occur measurably over current rates in 2021.
The second demand stream is Government and Defense. Approximately 20% of Astronics’ revenue in 2019, or $145 million, was to the defense or other government markets. This includes certain military aircraft programs and the majority of the Test business. This demand stream remains stable and has been largely unaffected by the pandemic.
An example of strength in this area is the new Test program the Company announced earlier this week for the Metro Atlanta Rapid Transit Authority (MARTA), to help with the operation and maintenance of new rail cars being procured from Stadler Rail A.G.
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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

The third revenue stream is General Aviation (“GA”), which accounted for the remaining 10% of Astronics’ business in 2019. Most of GA revenue is line fit, driven by the manufacture of new aircraft, although there is some amount of aftermarket business as well.
The outlook for GA is mixed. Most manufacturers reduced production rates as the pandemic took hold, but aircraft utilization has been high, especially in North America. If this utilization drives new orders, production rates could recover in the coming year or two.
Additionally, Astronics has pursued business opportunities from other markets, taking advantage of its technical design expertise and manufacturing capabilities, which are currently underutilized. These opportunities can be meaningful, and some are directly related to the fight against COVID-19, such as the Xenex® program announced earlier today. Astronics is providing manufacturing support to Xenex for the production of its unique LightStrike robots, which use patented pulsed xenon ultraviolet (UV) light disinfection technology to neutralize SARS-CoV-2, the virus that causes COVID-19. These initiatives are expected to contribute approximately $20 million in revenue in 2020, possibly ramping higher in 2021.
Considering the expected demand from these revenue streams, our current backlog and results through the first nine months of 2020, Astronics’ scenario analysis implies full year 2020 sales will be at, or slightly above, $500 million.
Mr. Gundermann noted, “Before COVID-19, we generated 70% of our volume in the commercial aerospace industry and another 10% from general aviation, two areas hit hard by the pandemic. Our task is to adjust to the realities of the current situation and at the same time position ourselves for the recovery when it happens, as it inevitably will.”
Liquidity and Financing
On May 4, 2020, the Company executed an amended credit agreement that suspended its maximum leverage coverage covenant effective with the second quarter of 2020 through the second quarter of 2021 and will reinstitute a leverage covenant beginning in the third quarter of 2021 of 6.0 to 1.0, which declines by .50x in the fourth quarter. Temporary covenants include a minimum liquidity requirement of cash plus the unused revolving credit facility of $180 million through the third quarter of 2021 and a minimum interest coverage ratio of 1.75x measured quarterly through the second quarter of 2021, with an exception for the first quarter of 2021 for which the interest coverage ratio is 1.5x. Under the amended agreement, Astronics has mandatory prepayments if Astronics’ cash level exceeds $100 million. The revolving credit facility was reduced to $375 million from $500 million. Additionally, there are temporary restrictions on share repurchases and acquisitions.
The Company believes that its revised lending agreement, along with the actions it has taken, positions it well to operate through the COVID-19 pandemic and its economic impacts.
Year-to-date cash flow from operations totaled $31.5 million. Operating cash flows were used to reduce long-term debt by $20 million during 2020. The Company was compliant with its debt covenants as of the end of the third quarter.
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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

Third Quarter Results

	Three Months Ended			Nine Months Ended
($ in thousands)	September 26, 2020	September 28, 2019	% Change	September 26, 2020	September 28, 2019	% Change

Sales	$106,506	$177,018	(39.8)%	$387,784	$574,290	(32.5)%
(Loss) Income from Operations	$(8,997)	$5,103	(276.3)%	$(95,232)	$38,557	(347.0)%
Operating Margin %	(8.4)%	2.9%		(24.6)%	6.7%
Net Loss (Gain) on Sale of Businesses	$—	$1,332		$—	$(78,801)
Net (Loss) Income	$(5,254)	$1,210	(534.2)%	$(95,796)	$86,082	(211.3)%
Net (Loss) Income %	(4.9)%	0.7%		(24.7)%	15.0%
*Adjusted EBITDA	$(55)	$15,453	(100.4)%	$25,865	$68,510	(62.2)%
*Adjusted EBITDA Margin %	(0.1)%	8.7%		6.7%	11.9%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
Third Quarter 2020 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $70.5 million compared with the third quarter of 2019. Aerospace sales were down $75.2 million. Test System sales increased $4.6 million. Diagnosys contributed $3.1 million in sales in the third quarter of 2020.
Consolidated operating loss was $9.0 million compared with operating income of $5.1 million resulting from continued delays in the recertification of the 737 MAX and the impacts of the COVID-19 pandemic on the global economy and, particularly, the aerospace industry.
Consolidated net loss was $5.3 million, or $(0.17) per diluted share, compared with net income of $1.2 million, or $0.04 per diluted share, in the prior year.
Consolidated adjusted EBITDA was $(0.1) million, or (0.1)% of consolidated sales, compared with $15.5 million, or 8.7% of consolidated sales, in the prior-year period. Adjusted EBITDA margin was negatively impacted in the 2020 third quarter by lower sales volume and the operating leverage lost from that decline.
Bookings were $81.6 million, rebounding somewhat over the trailing second quarter. The book-to-bill ratio was 0.77:1. Backlog at the end of the quarter was $282.2 million. Approximately
$115.5 million, or 41%, of backlog is expected to ship in the remainder of 2020.
Year-to-date 2020 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $186.5 million compared with the prior-year period. Aerospace sales were down $194.3 million. Test System sales increased $7.8 million. The Acquired Businesses contributed an incremental $8.4 million in sales.
Consolidated operating loss was $95.2 million reflecting non-cash impairment charges of
$87.0 million in the Aerospace segment, restructuring-related severance charges of $5.6 million, and lower sales volumes compared with the prior-year period. Impairment charges were recognized in the current year as a result of reduced expectations of future operating results due to the COVID-19 pandemic, which has significantly impacted the global economy, and particularly the aerospace industry. During the first quarter, the Company recognized full impairments of the goodwill of Astronics Connectivity Systems and Certification (“CSC”), PGA and Custom Control
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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

Concepts (“CCC”) reporting units, and a partial impairment of the goodwill of the PECO reporting unit. During the second quarter of 2020, an additional partial impairment of the PECO reporting unit was recorded. No impairment charges were recorded in the third quarter.
Consolidated net loss was $95.8 million, or $(3.11) per diluted share, compared with net income of $86.1 million, or $2.61 per diluted share in the prior year. The after-tax impact of the impairment loss was $81.4 million, or $(2.64) per diluted share.
Consolidated adjusted EBITDA was $25.9 million, or 6.7% of consolidated sales, compared with $68.5 million, or 11.9% of consolidated sales, in the prior-year period. Adjusted EBITDA margin was negatively impacted in 2020 by lower sales volume and the operating leverage lost from that decline.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Third Quarter 2020 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $75.2 million, or 47.7%, to $82.5 million. Sales were negatively affected by the continued grounding of the 737 MAX, overall lower build rates for commercial transport and general aviation aircraft and a weak commercial aircraft aftermarket as the airlines reduced spending due to the global COVID-19 pandemic.
Aerospace segment operating loss was $6.3 million compared with operating profit of $8.8 million for the same period last year. Operating leverage lost on reduced sales drove the operating loss.
Aerospace bookings in the third quarter of 2020 were $65.0 million, including the $20 million order from Xenex. The segment book-to-bill ratio for the quarter was 0.79:1. Backlog was $208.8 million at the end of the third quarter of 2020.
Aerospace Year-to-date 2020 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $194.3 million, or 37.3%, to $326.2 million. Sales were negatively affected for the same reasons noted for the quarter.
Aerospace segment operating loss was $86.6 million compared with operating profit of $48.9 million the same period last year. Aerospace operating profit was impacted by impairment charges of $87.0 million, of which $86.3 million was related to goodwill, as previously discussed. Restructuring-related severance charges of $5.3 million and leverage lost on reduced sales also significantly impacted operating results.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Third Quarter 2020 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $24.0 million, up $4.6 million compared with the prior-year period. Excluding sales from the divested semiconductor test business, the Test Systems segment achieved its second highest quarterly sales in the segment’s history. Diagnosys contributed
$3.1 million in sales in the third quarter of 2020.
Test Systems operating profit was $0.9 million, or 3.9% of sales, compared with $2.1 million, or 10.7% of sales, in the third quarter of 2019.
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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

Bookings for the Test Systems segment in the quarter were $16.6 million, for a book-to-bill ratio, excluding semiconductor activity, of 0.71:1 for the quarter. Backlog was $73.5 million at the end of the third quarter of 2020.
Mr. Gundermann commented, “Our Test business continues to perform well. Excluding our divested semiconductor business, third quarter Test revenue was its second highest on record. Importantly, while we successfully continue the integration of our two recent acquisitions, Diagnosys and Freedom Communication, demand from Government customers remains strong.”
Test Systems Year-to-date 2020 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $61.6 million, up $7.8 million compared with the prior-year period. The Acquired Businesses contributed an incremental $8.4 million in sales. Sales related to the Semiconductor business, which was sold in early 2019, decreased $4.4 million.
Test Systems operating profit was $4.3 million, or 6.9% of sales, compared with operating profit of $4.2 million in the prior-year period. Operating profit in the prior-year period was impacted by restructuring-related severance charges of $2.0 million.
2020 Outlook
As discussed previously, the Company believes that, given its assumptions on the economic impacts of COVID-19 on its revenue streams in its Aerospace business and its current backlog, consolidated revenue should be at, or slightly above, $500 million for 2020. Given the fluidity of the pandemic as well as government responses, other outcomes, both positive and negative, are possible. Management expects the Company to be cash positive for the year at this revenue level with adjusted EBITDA margins for the year of approximately 5% to 7%. The Company plans to use excess free cash flow from operations to reduce outstanding debt.
Capital expenditures for 2020 are expected to be approximately $8 million. The reduction reflects the change in tooling and equipment capacity requirements for certain programs that were either postponed or cancelled, as well as the deferral or cancellation of discretionary investments.
Mr. Gundermann commented, “It’s obvious we will continue to deal with the pandemic for the remainder of 2020. We are hopeful for a turnaround in our core aerospace markets through 2021. Beyond the pandemic, we believe we are very well positioned to benefit from that improvement when it occurs given the strength of our franchise, our unique leadership position with inflight entertainment and the importance of our offerings for inflight connectivity. Our objective, in the meantime, is to remain cash positive and to continue to develop the products and technologies our customers will require in the future. We are positioning to emerge from these times a better Company.”
Third Quarter 2020 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13711478. The telephonic replay will be available from 2:00 p.m. on the day of the call through Friday, November 6, 2020. A transcript of the call will also be posted to the Company’s Web site once available.
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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, reaching any revenue or adjusted EBITDA margin expectations, being cash positive or neutral in 2020, and the outcome of demand streams or expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of the global outbreak of COVID-19 and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	9/26/2020	9/28/2019	9/26/2020	9/28/2019
Sales	$106,506	$177,018	$387,784	$574,290
Cost of products sold	91,333	140,224	310,059	445,056
Gross profit	15,173	36,794	77,725	129,234
Gross margin	14.2%	20.8%	20.0%	22.5%

Selling, general and administrative	24,170	31,691	85,941	90,677
SG&A % of sales	22.7%	17.9%	22.2%	15.8%
Impairment loss[1]	—	—	87,016	—
(Loss) Income from operations	(8,997)	5,103	(95,232)	38,557
Operating margin	(8.4)%	2.9%	(24.6)%	6.7%

Net loss (gain) on sale of businesses	—	1,332	—	(78,801)
Other expense, net of other income[2]	369	464	4,546	1,197
Interest expense, net	1,775	1,547	5,091	4,576
(Loss) Income before tax	(11,141)	1,760	(104,869)	111,585
Income tax (benefit) expense	(5,887)	550	(9,073)	25,503
Net (loss) income	$(5,254)	$1,210	$(95,796)	$86,082
Net (loss) income % of sales	(4.9)%	0.7%	(24.7)%	15.0%

*Basic earnings per share:	$(0.17)	$0.04	$(3.11)	$2.65
*Diluted earnings per share:	$(0.17)	$0.04	$(3.11)	$2.61

*Weighted average diluted shares outstanding (in thousands)	30,770	32,583	30,780	33,002

Capital expenditures	$1,670	$1,933	$5,575	$8,850
Depreciation and amortization	$8,043	$8,203	$24,095	$24,183

1 Impairment loss primarily represents the goodwill impairment charges incurred in the Aerospace segment. Full impairment charges totaling $73.7 million were recorded in Q1 2020 for goodwill associated to the CSC, PGA and CCC reporting units and a partial goodwill impairment was recorded at the PECO reporting unit. An additional partial goodwill impairment of $12.6 million was recorded at the PECO reporting unit in Q2 2020.
2 Other expense, net of other income, is primarily comprised of equity investment impairment and loss for the nine months ended September 26, 2020.

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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	9/26/2020	9/28/2019	9/26/2020	9/28/2019
Sales
Aerospace	$82,548	$157,702	$326,282	$520,495
Less inter-segment	—	—	(91)	(5)
Total Aerospace	82,548	157,702	326,191	520,490

Test Systems	24,406	19,346	62,391	53,995
Less inter-segment	(448)	(30)	(798)	(195)
Total Test Systems	23,958	19,316	61,593	53,800
Total consolidated sales	106,506	177,018	387,784	574,290

Segment operating (loss) profit and margins
Aerospace	(6,332)	8,789	(86,567)	48,949
	(7.7)%	5.6%	(26.5)%	9.4%
Test Systems	936	2,075	4,270	4,166
	3.9%	10.7%	6.9%	7.7%
Total segment operating (loss) profit	(5,396)	10,864	(82,297)	53,115

Net loss (gain) on sale of businesses	—	1,332	—	(78,801)
Interest expense	1,775	1,547	5,091	4,576
Corporate expenses and other	3,970	6,225	17,481	15,755
(Loss) Income before taxes	$(11,141)	$1,760	$(104,869)	$111,585

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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Nine Months Ended
	9/26/2020	9/28/2019	9/26/2020	9/28/2019
Net (loss) income	$(5,254)	$1,210	$(95,796)	$86,082
Add back (deduct):
Interest expense	1,775	1,547	5,091	4,576
Income tax (benefit) expense	(5,887)	550	(9,073)	25,503
Depreciation and amortization expense	8,043	8,203	24,095	24,183
Equity-based compensation expense	1,118	798	3,924	2,943
Goodwill and other asset impairments	—	—	87,016	—
Restructuring-related severance charges	150	113	5,558	2,324
Legal reserve, settlements and recoveries	—	1,700	1,450	1,700
Equity investment loss	—	—	3,600	—
Net loss (gain) on sale of businesses	—	1,332	—	(78,801)
Adjusted EBITDA	$(55)	$15,453	$25,865	$68,510

Sales	$106,506	$177,018	$387,784	$574,290
Adjusted EBITDA margin	(0.1)%	8.7%	6.7%	11.9%

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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	9/26/2020	12/31/2019
ASSETS
Cash and cash equivalents	$29,897	$31,906
Accounts receivable and uncompleted contracts	92,947	147,998
Inventories	163,451	145,787
Other current assets	27,375	15,853
Assets held for sale	—	1,537
Property, plant and equipment, net	108,111	112,499
Other long-term assets	43,143	54,873
Intangible assets, net	114,355	127,293
Goodwill	58,182	144,970
Total assets	$637,461	$782,716

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$232	$224
Accounts payable and accrued expenses	74,120	89,056
Customer advances and deferred revenue	24,916	31,360
Long-term debt	168,000	188,000
Other liabilities	80,347	85,219
Shareholders' equity	289,846	388,857
Total liabilities and shareholders' equity	$637,461	$782,716

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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
	Nine Months Ended
(Unaudited, $ in thousands)	9/26/2020	9/28/2019
Cash flows from operating activities:
Net (loss) income	$(95,796)	$86,082
Adjustments to reconcile net (loss) income to cash provided by operating activities, excluding the effects of acquisitions/divestitures:
Depreciation and amortization	24,095	24,183
Provisions for non-cash losses on inventory and receivables	4,535	4,613
Equity-based compensation expense	3,924	2,943
Deferred tax expense (benefit)	1,127	(3,820)
Non-cash severance expense	3,007	—
Operating lease amortization expense	3,352	2,993
Non-cash litigation provision	—	1,700
Net gain on sale of businesses, before taxes	—	(78,801)
Equity investment other than temporary impairment	3,493	—
Impairment loss	87,016	—
Other	6,622	(5,485)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	53,604	23,423
Inventories	(19,807)	(18,963)
Accounts payable	(9,589)	(5,494)
Accrued expenses	(11,340)	(5,867)
Other current assets and liabilities	(224)	(697)
Customer advanced payments and deferred revenue	(6,474)	(3,266)
Income taxes	(12,316)	5,581
Operating lease liabilities	(3,412)	(2,824)
Supplemental retirement and other liabilities	(304)	3,940
Cash provided by operating activities	31,513	30,241
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(21,785)
Proceeds on sale of business	—	104,792
Capital expenditures	(5,575)	(8,850)
Proceeds on sale of assets	1,600	—
Cash (used for) provided by investing activities	(3,975)	74,157
Cash flows from financing activities:
Proceeds from long-term debt	150,000	99,000
Payments for long-term debt	(170,000)	(146,080)
Purchase of outstanding shares for treasury	(7,732)	(50,000)
Stock options activities	33	423
Finance lease principal payments	(1,425)	(1,284)
Financing Fees	(360)	—
Cash used for financing activities	(29,484)	(97,941)
Effect of exchange rates on cash	(63)	(284)
(Decrease) Increase in cash and cash equivalents	(2,009)	6,173
Cash and cash equivalents at beginning of period	31,906	16,622
Cash and cash equivalents at end of period	$29,897	$22,795
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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/26/2020	9/28/2019	% Change	9/26/2020	9/28/2019	% Change	% of Sales
Aerospace Segment
Commercial Transport	$44,067	$122,212	(63.9)%	$214,390	$393,721	(45.5)%	55.2%
Military	18,164	17,255	5.3%	50,329	57,753	(12.9)%	13.0%
Business Jet	14,711	12,432	18.3%	45,259	49,555	(8.7)%	11.7%
Other	5,606	5,803	(3.4)%	16,213	19,461	(16.7)%	4.2%
Aerospace Total	82,548	157,702	(47.7)%	326,191	520,490	(37.3)%	84.1%

Test Systems Segment excluding Semiconductor	23,373	17,097	36.7%	58,186	45,985	26.5%	15.0%
Total sales excluding Semiconductor	105,921	174,799	(39.4)%	384,377	566,475	(32.1)%	99.1%
Test-Semiconductor	585	2,219	(73.6)%	3,407	7,815	(56.4)%	0.9%

Total Sales	$106,506	$177,018	(39.8)%	$387,784	$574,290	(32.5)%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	9/26/2020	9/28/2019	% Change	9/26/2020	9/28/2019	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$32,481	$78,428	(58.6)%	$148,500	$255,007	(41.8)%	38.3%
Lighting & Safety	25,320	44,127	(42.6)%	90,973	139,502	(34.8)%	23.5%
Avionics	16,104	19,871	(19.0)%	57,381	79,414	(27.7)%	14.8%
Systems Certification	605	3,384	(82.1)%	5,596	9,050	(38.2)%	1.4%
Structures	2,432	6,089	(60.1)%	7,528	18,056	(58.3)%	1.9%
Other	5,606	5,803	(3.4)%	16,213	19,461	(16.7)%	4.2%
Aerospace Total	82,548	157,702	(47.7)%	326,191	520,490	(37.3)%	84.1%

Test Systems Segment excluding Semiconductor	23,373	17,097	36.7%	58,186	45,985	26.5%	15.0%
Total sales excluding Semiconductor	105,921	174,799	(39.4)%	384,377	566,475	(32.1)%	99.1%
Test-Semiconductor	585	2,219	(73.6)%	3,407	7,815	(56.4)%	0.9%

Total Sales	$106,506	$177,018	(39.8)%	$387,784	$574,290	(32.5)%

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Astronics Corporation Reports 2020 Third Quarter Financial Results
October 30, 2020

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Trailing Twelve Months
	12/31/2019	3/28/2020	6/27/2020	9/26/2020	9/26/2020
Sales
Aerospace	$172,119	$141,070	$102,573	$82,548	$498,310
Test Systems (excluding Semi)	24,416	14,880	19,933	23,373	82,602
Sales (excluding Semi)	196,535	155,950	122,506	105,921	580,912
Test-Semiconductor	1,877	1,634	1,188	585	5,284
Total Sales	$198,412	$157,584	$123,694	$106,506	$586,196

Bookings
Aerospace	$139,649	$150,989	$43,264	$64,956	$398,858
Test Systems (excluding Semi)	16,393	16,386	18,230	16,602	67,611
Bookings (excluding Semi)	156,042	167,375	61,494	81,558	466,469
Test-Semiconductor	158	4	—	—	162
Total Bookings	$156,200	$167,379	$61,494	$81,558	$466,631

Backlog [1]
Aerospace	$275,754	$285,673	$226,364	$208,772
Test Systems (excluding Semi)	80,358	81,864	80,161	73,390
Backlog (excluding Semi)	356,112	367,537	306,525	282,162
Test-Semiconductor	3,479	1,849	661	76
Total Backlog	$359,591	$369,386	$307,186	$282,238	N/A

Book:Bill Ratio [2]
Aerospace	0.81	1.07	0.42	0.79	0.80
Test Systems excl. Semi	0.67	1.10	0.91	0.71	0.82
Total Book:Bill excl. Semi	0.79	1.07	0.50	0.77	0.80

[1] Test Systems backlog of approximately $22.4 million was added in the fourth quarter of 2019 above related to the acquisition of Diagnosys.
[2] Calculations of Test Systems and Total Book:Bill excludes the total semiconductor business, which does include residual warranty backlog that is expected to be recognized.

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